Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2011 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Handy & Harman Ltd. (formerly known as WHX Corporation prior to January 3, 2011) and Subsidiaries, which are incorporated by reference to this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP
Edison, New Jersey
March 11, 2011